EXHIBIT 11

               [Letterhead of Clifford Chance Rogers & Wells LLP
                                200 Park Avenue
                           New York, New York 10166]

January 29, 2001

Merrill Lynch Variable Series Funds, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Ladies and Gentlemen:

      We have acted as counsel for Merrill Lynch Variable Series Funds, Inc. (the "Fund") in connection with the proposed acquisition by Merrill Lynch American Balanced Fund ("American Balanced"), a series of the Fund, of substantially all of the assets and the assumption of substantially all of the liabilities of Merrill Lynch Balanced Capital Focus Fund ("Balanced Capital"), another series of the Fund, in exchange solely for an equal aggregate value of newly-issued Class A shares of common stock of American Balanced to be distributed thereafter to stockholders of Balanced Capital (collectively the "Reorganization"). This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to Class A shares of common stock of the Fund, each with a par value of $0.10 per share (the "Shares"), to be issued in the Reorganization.

      As counsel for the Fund, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended, the By-Laws of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

      Based upon the foregoing, we are of the opinion that subsequent to the approval by the shareholders of Balanced Capital of the Agreement and Plan of Reorganization between the Fund, on behalf of American Balanced, and the Fund, on behalf of Balanced Capital, set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                        Very truly yours,

                                        /s/ Clifford Chance Rogers & Wells LLP